                                                                     EXHIBIT 5.1


                             DAVIS POLK & WARDWELL

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
     450 LEXINGTON AVENUE            1 FREDERICK'S PLACE          17-22, AKASAKA 2-CHOME
     NEW YORK, N.Y. 10017              LONDON EC2R 8AB             MINATO-KU, TOKYO 107
            ------                 TELEPHONE 0171-418 1300                ------
      1300 I STREET, N.W.             FAX 0171-418 1400                  MESSKTURM
    WASHINGTON, D.C. 20005                                        60308 FRANKFURT AM MAIN
            ------                    WRITER'S DIRECT:                    ------
    4, PLACE DE LA CONCORDE                                           3A CHATER ROAD
          75000 PARIS                                                    HONG KONG
            ------
  PARTNERS RESIDENT IN LONDON
    CHARLES S. WHITMAN, III
        DAVID M. WELLS
         PAUL KUMLEBEN
       RANDALL D. GUYNN
        THOMAS J. REID
         JOHN D. PATON
      MARGARET E. TAHYAR
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                                                                 June 11, 1998


Morgan Stanley Aircraft Finance
c/o Wilmington Trust Company
1100 North Market Street
Rodney Square North
Wilmington, Delaware 19890-1000


Dear Sirs:

     We have acted as counsel to Morgan Stanley Aircraft Finance ("MSAF") in connection with MSAF's offer (the "Exchange Offer") to exchange five subclasses of its Notes due March 15, 2023 (the "New Notes") for any and all of its outstanding subclasses of Notes due March 15, 2023 (the "Old Notes").

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

     Based on the foregoing, we are of the opinion as follows:

     (1) Assuming the due execution and delivery of the New Notes, the New Notes, when executed, authenticated and delivered in exchange for the Old Notes in accordance with the Exchange Offer will constitute valid and binding obligations of MSAF enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting creditors' rights generally and equitable principles.

     THE PRINCIPAL PLACE OF BUSINESS OF THE PARTNERSHIP IN GREAT BRITAIN IS THE ADDRESS SET FORTH ABOVE AT WHICH A LIST OF THE PARTNERS' NAMES IS OPEN FOR INSPECTION.


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Morgan Stanley Aircraft Finance             2                    June 11, 1998


     (2) The statements in the Prospectus under the captions "Taxation -- U.S. Federal Income Tax Considerations", "Taxation -- Taxation of U.S. Holders" and "Legal Matters" insofar as such statements constitute summaries of the legal matters, documents or proceedings under the laws of the United States, fairly summarize the matters referred to therein.

     We are members of the Bar of the State of New York and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States of America.

     We hereby consent to the use of our name under the captions "Taxation" and "Legal Matters" in the Prospectus forming a part of the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,



                                        /s/ Davis Polk & Wardwell